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                                                                  EXHIBIT 10.14

                 FORM OF CHANGE IN CONTROL SEVERANCE AGREEMENT

     Effective January 1, 2000, the Registrant entered into a Change in Control Severance Agreement in the form attached hereto with Barbara J. Forsberg, Lynn Taylor, Paul F. Gentzkow and James M. Taylor. Pursuant to Instruction 2 to Item 601 of Regulation S-K, the individual agreements are not being filed.



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                       CHANGE IN CONTROL SEVERANCE AGREEMENT


     This Agreement is entered as of January 1, 2000, by and between Robert Half International Inc., a Delaware corporation (the "Company") and ______________ (the "Employee").

     WHEREAS, the Employee currently is employed by the Company.

     WHEREAS, the Company believes that it is in the best interest of the Company and its shareholders to enter into this Agreement in order to provide for stability in the management of the Company.

     NOW, THEREFORE, in consideration of the foregoing and the terms and conditions set forth herein, the Company and the Employee hereby agree as follows:

     1.   DEFINITIONS

     "Board" means the Board of Directors of the Company.

     "Change in Control" shall have the meaning specified in the Company's 1993 Incentive Plan

     "Continuation Period" means (a) 36 months following the Termination Date, if Employee has served as a Director of the Company at any time prior to the Termination Date, and (b) 24 months following the Termination Date in all other cases.

     "Termination Date" means the date on which Employee's employment with the Company is terminated.

     "Termination For Cause" means termination by the Company of Employee's employment by the Company by reason of Employee's willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to the Company, or by reason of Employee's willful material breach of any employment agreement with the Company, which has resulted in material injury to the Company; provided, however, that Employee's employment shall not be deemed to have terminated in a Termination For Cause if such termination took place as a result of any act or omission believed by Employee in good faith to have been in the interest of the Company.

     "Termination Following a Change in Control" means termination of Employee's employment, within twelve months following a Change in Control, other than pursuant to a Termination For Cause. Termination Following a Change in Control includes a termination by Employee during such twelve month period following (a) a reduction by more than 5% of Employee's base salary per month, exclusive of bonus, fringe benefits


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and other non-salary compensation, (the "Monthly Base Salary") or (b) a request by the Company that Employee relocate more than 50 miles away from the current location of the principal executive offices of the Company.

     2. BENEFITS IN THE EVENT OF A TERMINATION FOLLOWING A CHANGE IN CONTROL. In the event of a Termination Following a Change in Control, the Employee shall be entitled to receive the following:

          2.1. MONTHLY BASE SALARY. Commencing on the Termination Date, Employee shall receive Monthly Base Salary, at a rate equal to the highest Monthly Base Salary paid to Employee within the six (6) months preceding the Termination Date, each month during the Continuation Period. At the option of the Company, all or part of such Monthly Base Salary may be paid in a lump sum.

          2.2. BONUS. Commencing on the Termination Date, Employee shall receive, each month during the Continuation Period, an amount equal to 1/12 of the annual cash bonus paid (or to be paid) to Employee with respect to the last full calendar year completed prior to the Change in Control. At the option of the Company, all or part of such payments may be made in a lump sum.

     3. MULTIPLE BENEFITS. To the extent that any other agreement ("Other Agreement") between the Employee and the Company would provide for salary continuation (or a lump sum payment in lieu of salary continuation) and bonus payments under the same circumstances as such benefits would be provided pursuant to Sections 2.1 and 2.2 hereof, then Employee shall not receive such benefits under both the Other Agreement and Sections 2.1 and 2.2, but shall instead receive the greater of the salary continuation benefit payable under either Section 2.1 or the Other Agreement and the greater of the bonus benefit payable under either Section 2.2 and the Other Agreement. Except as provided by the foregoing sentence, the benefits payable under this Agreement shall be in addition to, and not in lieu of, any other benefits that may be provided under any plan, program or agreement.

     4. EMPLOYMENT. The sole purpose of this Agreement is to provide Employee with severance benefits in the event of a Termination Following a Change in Control. This Agreement is not an employment agreement. This Agreement shall not affect any right of the Company to terminate Employee's employment at any time.

     5. HEADINGS. The headings used in this Agreement are for convenience only, and shall not be used to construe the terms and conditions of the Agreement.

     6. GOVERNING LAW. This Agreement shall be governed by and construed according to the laws of the State of California. The terms of this Agreement shall bind and shall inure to the benefit of the successors and assigns of the parties hereto.


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     IN WITNESS WHEREOF, the Company and the Employee have executed this
Agreement as of the date first set forth above.


                         ROBERT HALF INTERNATIONAL INC.


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                         Employee